UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2014

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

CNB BANK

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

On March 24, 2014, CNB Financial Corporation (the “Corporation”) and CNB Bank, the wholly owned subsidiary of the Corporation (the “Bank”), entered into an executive employment contract, effective January 1, 2014, with Brian W. Wingard, Senior Vice President, Chief Financial Officer and Treasurer of the Corporation and Senior Vice President and Chief Financial Officer of the Bank. The executive employment contract terminates and replaces all prior employment agreements between the parties. The following description of the executive employment contract is a summary of its material terms and does not purport to be complete. The description is qualified in its entirety by reference to the executive employment contract, a copy of which is filed as Exhibit 10.1 to this Form 8-K.

Mr. Wingard’s executive employment contract is for a three-year term commencing as of January 1, 2014 and ending on December 31, 2017. The executive employment contract provides for automatic renewal for successive terms of one year unless either party gives written notice, at least ninety days prior to the end of the then current term, of his or its intent not to renew the contract.

Mr. Wingard is entitled to a base salary established by the Board of Directors and may receive such annual increases, stock, stock rights and bonuses as may from time to time be awarded by the Board of Directors. Mr. Wingard will also be entitled to certain other benefits, including a family country club membership and to participate in the Corporation’s retirement plans, the Supplemental Executive Retirement Plan, health insurance plan, and life insurance plan. The executive employment contract contains a covenant (i) not to compete against the Corporation, the Bank or any related entities during Mr. Wingard’s employment and thereafter until the earlier of the third anniversary of Mr. Wingard’s termination of employment or the date of a change in control of the Corporation or the Bank and (ii) to protect the Corporation’s and the Bank’s confidential information.

In the event Mr. Wingard is terminated without cause, regardless of whether such termination is in connection with a change of control, or voluntarily terminates employment under certain specific circumstances following a change of control, the Mr. Wingard is entitled to receive a lump sum cash payment equal to 2.50 times his base salary for the year in which his employment ends plus 2.50 times the average incentive bonus paid over the preceding three year period.

Cash and benefits paid to Mr. Wingard under the executive employment contract following a change of control, together with payments under other benefit plans, could constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, of 1986, as amended, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Corporation or the Bank. If amounts payable to Mr. Wingard would be excess parachute payments, then Mr. Wingard’s severance benefits will be reduced to that amount that would result in no portion being an excess parachute payment unless payment of the full severance amount would result in Mr. Wingard receiving an amount equal to or greater than 110% of the reduced amount on an after-tax basis. The executive employment contract does not provide for tax indemnity for any such potential excise taxes that may be due by Mr. Wingard.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive employment contract with Brian W. Wingard, dated March 24, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: March 25, 2014	By:	/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive employment contract with Brian W. Wingard, dated March 24, 2014.